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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in the Prospectus constituting part of this Registration Statement, on Form S-4, filed November 26, 2003, of our report dated November 14, 2003 on the consolidated balance sheets of Mid Valley Bank and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which appears in the Prospectus. We also consent to the reference to our Firm under the heading "Experts" in the Prospectus filed as part of that registration statement.

Moss Adams LLP
Sacramento, California
November 26, 2003

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  Exhibit 23.2